OC-388367

Certificate Of Incorporation

*I, **LISA MOORE-JERVIS** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

PSI Group Holdings Ltd

利航國際控股有限公司

When translated in English is,
(Li Hang International Holdings Ltd)

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 7th day of March Two Thousand Twenty-Two

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Given under my hand and Seal at George Town in the Island of Grand Cayman this 7th day of March Two Thousand Twenty-Two

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 690158842243
www.verify.gov.ky
18 March 2022